EXHIBIT 11

                        HASBRO, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common Share
              Quarters Ended March 31, 2002 and April 1, 2001

           (Thousands of Dollars and Shares Except Per Share Data)





                                            2002                 2001
                                      -----------------    -----------------
                                       Basic    Diluted     Basic    Diluted
                                      -------   -------    -------   -------
Earnings (loss) before cumulative
    effect of accounting change     $ (17,058)  (17,058)   (23,958)  (23,958)
                                      =======   =======    =======   =======

Weighted average number of shares
 Outstanding:
  Outstanding at beginning of
   period                             172,537   172,537    171,886   171,886
  Exercise of stock options
   and warrants:
    Actual                                 57        57         47        47
    Assumed                                 -         -          -         -
                                      -------   -------    -------   -------
    Total                             172,594   172,594    171,933   171,933
                                      =======   =======    =======   =======

Per common share:
Earnings (loss) before cumulative
    effect of accounting change     $    (.10)     (.10)      (.14)     (.14)
                                      =======   =======    =======   =======